Exhibit 23.2

          Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-00000, No. 33-33276 and No. 33-16939) pertaining to the
1994 Incentive Plan of Clean Diesel Technologies, Inc. and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the financial statements of Clean Diesel Technologies, Inc., as of December 31, 2002, and for each of the two years in the period ended December 31, 2002 included in the Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.



                                                      /s/ Ernst & Young LLP

Stamford, Connecticut
July 1, 2004